UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 30, 2015

Sypris Solutions, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-24020	61-1321992

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

101 Bullitt Lane, Suite 450

Louisville, Kentucky		40222

(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (502) 329-2000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Loan Amendment

On September 30, 2015, PNC Bank, National Association ("PNC"), and Sypris Solutions, Inc. (the “Company”) agreed to extend the maturity of the Company’s Revolving Credit and Security Agreement (“Loan Agreement”) from September 30, 2015 to October 30, 2015, in order to provide the Company with additional time to refinance its obligations to PNC with another lender. The Company agreed to continue its efforts to refinance its obligations to PNC and agreed to pay the Lender a fee of $0.5 million in the event a new lending arrangement is not in place by October 30, 2015. While we are in negotiations to execute a new lending arrangement in October, we can provide no assurances that the Company will close any such transaction on or before October 30, 2015 or at all. The failure to close a new lending arrangement on a timely basis would adversely affect the Company’s liquidity, access to capital and its financial results. In connection with the extension, the Company and PNC also agreed to reduce the maximum amount available to be borrowed under the Loan Agreement from $10.0 million to $8.5 million.

As of September 30, there was $5.2 million in principal amount outstanding under the Loan Agreement with PNC.

Meritor Note and Amendment

On September 30, 2015, Meritor, Inc. (“Meritor”) and the Company similarly agreed to amend the Company’s previously disclosed promissory note to Meritor (“Note”) by extending the maturity date to October 30, 2015. The Company also increased its indebtedness under the Note by an additional $0.3 million, as previously disclosed, for certain roof repairs to the Company’s former Morganton, North Carolina facility which were recently assumed by Meritor in connection with its purchase of that facility. The amended principal amount of the Note is approximately $3.8 million, and is secured by substantially all of the collateral for the Loan Agreement, senior to the promissory note previously issued to Gill Family Capital Management, Inc., and subordinate to the rights of PNC.

Item 2.03 Creation of a Direct Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The disclosure contained in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 1, 2015	Sypris Solutions, Inc.

	By:	/s/ Anthony C. Allen

Anthony C. Allen

Vice President and Chief Financial Officer